Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Registration Statement No. 333-232952 on Form S-3 of New Residential Investment Corp. of our report dated March 22, 2021, relating to the consolidated financial statements of Caliber Home Loans, Inc. as of and for the years ended December 31, 2020 and 2019 appearing in this Current Report on Form 8-K of New Residential Investment Corp.

/s/ Ernst & Young LLP
Dallas, TX

April 14, 2021